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                                                                    EXHIBIT 23.7

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Post Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-4 and Prospectus (File No. 333-28085 and 333-28085-01) of Patriot American Hospitality, Inc. and Wyndham International, Inc. of our reports (i) dated February 12, 1997, except for Note 21, Note 22 and the last paragraph of Note 2, as to which the date is December 1, 1997, of our audit of the consolidated financial statements of Interstate Hotels Company; (ii) dated January 17, 1996, on our audit of the financial statements of Troy Hotel Inventors and (iii) dated February 7, 1995, on our audit of the financial statements of Troy Park Associates.

                                               /s/ Coopers & Lybrand, L.L.P.

Pittsburgh, Pennsylvania
January 7, 1998